Exhibit 99.1

BitNile, Inc. to Launch Innovative Bitcoin Marketplace Platform Intended to Reimagine Cryptocurrency Transactions

Company Appoints Veteran Developer Douglas Gintz as President and Chief Product Officer to Lead the Effort

LAS VEGAS--(BUSINESS WIRE) – Oct. 13, 2022 -- BitNile Holdings, Inc. (NYSE American: NILE), a diversified holding company (“BitNile” or the “Company”), announced today that its subsidiary, BitNile, Inc. (“BNI”), has begun development of a Bitcoin-based marketplace platform (“Marketplace”), which expects to leverage blockchain and other emerging technologies. BNI believes that the Marketplace will reduce the complexity of transacting in Bitcoin and result in lower transaction fees than traditional e-commerce. The Marketplace, planned for release in the first half of 2023, will be a multi-vendor e-commerce platform supporting a wide array of business sectors, including retail, real estate, commodities, and other consumer-driven offerings.

With its planned advanced buyer and seller functionality, third-party integrations, and enhanced security through a comprehensive buyer and seller pre-verification program, the Marketplace intends to provide a flexible, functional, and broad e-commerce experience to its users. The Company intends for the Marketplace to be a super-app, widely considered as a mobile or web application that can provide multiple services, including payment and financial transaction processing. The Marketplace will be accessible through all modern web browsers and is expected to include native iOS and Android mobile applications that will be available for download on the Apple and Google Play Stores.

BNI has appointed veteran developer Douglas Gintz as its President and Chief Product Officer to lead the effort. Mr. Gintz is a strategist, programmer, and marketer with broad experience delivering technology and content solutions to a wide audience for over 30 years. Specializing in emerging technologies, Mr. Gintz has developed e-commerce applications, DNA reporting engines, medical billing software, and manufacturing compliance systems for companies ranging from startups to multinational corporations.

Milton “Todd” Ault, III, the Company’s Executive Chairman, stated, “Our plan is to build an innovative Bitcoin-focused e-commerce platform that combines our experience in the cryptocurrency sector with our long-term philosophy of investing in disruptive technologies with a global impact. We believe the prospect of powering e-commerce with Bitcoin is a huge opportunity. The global business-to-consumer e-commerce market reached a value of $4.1 Trillion in 2021, according to IMARC Group, and Pew Research Center reported that roughly three-in-ten Americans aged 18 to 29 say they have invested in, traded or used a cryptocurrency. Our goal is to deliver an innovative marketplace leveraging blockchain and other innovative technologies. We are pleased to have Douglas on our team to lead this effort.”

“I’m excited to be leading an experienced team in reinventing what it means to transact in crypto,” said Douglas Gintz, President and Chief Product Officer of BNI. “Recently, online stores began adding crypto payment solutions to their checkout processes in response to demand, but that’s not enough. Building a platform from the ground up allows us to deliver more innovative, secure, and seamless user experiences beyond just payments.”

For more information on BitNile and its subsidiaries, BitNile recommends that stockholders, investors, and any other interested parties read BitNile’s public filings and press releases available under the Investor Relations section at www.BitNile.com or available at www.sec.gov.

About BitNile Holdings, Inc.

BitNile Holdings, Inc. is a diversified holding company pursuing growth by acquiring undervalued businesses and disruptive technologies with a global impact. Through its wholly and majority-owned subsidiaries and strategic investments, BitNile owns and operates a data center at which it mines Bitcoin and provides mission-critical products that support a diverse range of industries, including oil exploration, defense/aerospace, industrial, automotive, medical/biopharma, karaoke audio equipment, hotel operations and textiles. In addition, BitNile extends credit to select entrepreneurial businesses through a licensed lending subsidiary. BitNile’s headquarters are located at 11411 Southern Highlands Parkway, Suite 240, Las Vegas, NV 89141; www.BitNile.com.

Forward-Looking Statements

This press release contains “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. More information, including potential risk factors, that could affect the Company’s business and financial results are included in the Company’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Forms 10-K, 10-Q and 8-K. All filings are available at www.sec.gov and on the Company’s website at www.BitNile.com.

Contacts:

IR@BitNile.com or 1-888-753-2235